                                    S-3 POS
          Form S-3 (Withdraw shares under previously filed Form S-3)

   As filed with the Securities and Exchange Commission on January 21, 2000
                          Registration No. 333-66897

                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549

                        Post-Effective Amendment No. 1
                                      to
                                   Form S-3
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933
                         ----------------------------
                          RENAISSANCE WORLDWIDE, INC.
            (Exact name of registrant as specified in its charter)

         Massachusetts                                    04-2920563
     (State or jurisdiction                            (I.R.S. Employer
 of incorporation or organization)                  Identification Number)

                           52 Second Avenue, M/S:4-8
                         Waltham, Massachusetts 02451
                                (781) 290-3000
         (Address of principal executive offices, including zip code)

                            Richard L. Bugley, Esq.
                      Vice President and General Counsel
                          Renaissance Worldwide, Inc.
                           52 Second Avenue, M/S:4-8
                         Waltham, Massachusetts 02451
                                (781) 290-3000
                             (781) 290-3913  (Fax)

             (Name and address, including zip code, and telephone
              number, including area code, of agent for service)
                ----------------------------------------------
                 Please send copies of all communications to:
                            Keith F. Higgins, Esq.
                                 Ropes & Gray
                            One International Place
                          Boston, Massachusetts 02110
                                (617) 951-7000
                             (617) 951-7050 (fax)
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     The Registrant hereby withdraws from registration under this Registration
Statement all of the shares of Common Stock originally registered hereunder that have not been sold hereunder. The number of shares originally registered exceeded the number of shares sold by the selling stockholders.












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